        As filed with the Securities and Exchange Commission on  June 12, 2001
                                              Registration No. 333-_____________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                           REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               THE SHAW GROUP INC.
             (Exact name of registrant as specified in its charter)

               Louisiana                                                         72-1106167
      (State or other jurisdiction of                               (I.R.S. Employer Identification No.)
      incorporation or organization)

                  8545 United Plaza Boulevard, Baton Rouge, LA 70809 (225) 932-2500
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      Gary P. Graphia, Secretary and General Counsel                Copy to:  J. Michael Robinson, Jr.
      8545 United Plaza Boulevard                                   Kantrow, Spaht, Weaver & Blitzer
      Baton Rouge, LA 70809   (225) 932-2500                        (A Professional Law Corporation)
      (Name, address, including zip code, and telephone             P. O. Box 2997
      number, including area code, of agent for service)            Baton Rouge, LA 70821-2997  (225) 383-4703

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earliest effective registration statement for the effective offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check he following box: [ ]

                         CALCULATION OF REGISTRATION FEE

Title of each class                           Proposed maximum           Proposed maximum         Amount
  of securities           Amount to be       offering price per          aggregate offering         of
to be registered           registered            share (1)                   price (1)       registration fee
Common Stock, no            157,710               $49.50                    $7,806,645            $1,952
par value per share

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (c) based on the average of the high and low sale prices of the common stock reported on the New York Stock Exchange on June 11, 2001.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL SECURITIES UNTIL THE REGISTRATION STATEMENT RELATING TO THESE SECURITIES FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SECURITIES OR AN OFFER TO BUY THE SECURITIES NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 12, 2001

PROSPECTUS

                                 157,710 SHARES


                           [THE SHAW GROUP INC. LOGO]


                                  COMMON STOCK

                                    --------

         The shares of Shaw common stock trade on the New York Stock Exchange under the symbol "SGR." On June 11, 2001, the last sale price of the shares as reported on the New York Stock Exchange was $50.00 per share.

         We previously issued 138,710 shares of common stock indirectly to the shareholders of Scott, Sevin & Schaffer, Inc. and Technicomp, Inc. in connection with our acquisition of the assets of these two companies and we may be required to issue up to an additional 19,000 shares under certain circumstances as described in the "Selling Shareholders" section on page 21 of this prospectus.

         This prospectus relates to the resale of the shares by the selling shareholders. See the "Selling Shareholders" and "Plan of Distribution" sections beginning on page 21 of this prospectus.

         The selling shareholders may offer and sell the shares of common stock from time to time in open market or privately-negotiated transactions, which may involve underwriters or brokers. We will not receive any proceeds from the sale of shares by any selling shareholder.

         INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                                 ---------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ---------------

                This prospectus is dated _________________, 2001

                                TABLE OF CONTENTS

About This Prospectus......................................................   2
Where You Can Find More Information........................................   2
The Company................................................................   3
Risk Factors...............................................................   4
Special Note Regarding Forward Looking Statements..........................  14
Use Of Proceeds............................................................  15
Description Of Capital Stock...............................................  15
Selling Shareholders ......................................................  21
Plan Of Distribution.......................................................  22
Legal Matters..............................................................  23
Experts....................................................................  23

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf registration process, the selling shareholders identified herein may sell a specified number of shares of our common stock as described elsewhere in this prospectus. You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC files are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We also file such information with the New York Stock Exchange. Such reports, proxy statements and other information may be read and copied at 30 Broad Street, New York, New York 10005.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any further filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until the sale of all shares covered by this prospectus:

          o    Our Annual Report on From 10-K for the year ended August 31,
               2000;

          o Our Quarterly Report on Form 10-Q for the quarter ended November 30, 2000;

          o Our Quarterly Report on Form 10-Q for the quarter ended February 28, 2001;

          o    Our Current Report on Form 8-K, filed with the SEC on May 11,
               2001;

          o Our Current Report on Form 8-K, filed with the SEC on October 13, 2000;

          o Our Current Report on Form 8-K, filed with the SEC on September 19, 2000;

          o Our Current Report on Form 8-K filed with the SEC on July 28, 2000, as amended by Form 8-K/A filed with the SEC on September 13, 2000; and

          o The description of our common stock contained in our Form 8-A dated September 26, 1996, including any amendment to that Form that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock.

         You may request a copy of these filings at no cost by writing or telephoning us at the following address or phone number:

         The Shaw Group Inc.
         8545 United Plaza Boulevard
         Baton Rouge, Louisiana  70809
         (225) 932-2500

         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                   THE COMPANY

         We are the world's only vertically-integrated provider of complete piping systems and comprehensive engineering, procurement and construction services to the power generation industry. We are the largest supplier of fabricated piping systems in the United States and a leading supplier worldwide, having installed piping systems in over 375 power plants with an aggregate generation capacity in excess of 200,000 megawatts. While approximately 71% of our backlog at February 28, 2001, was attributable to the power generation industry, we also do work in the process industries, including petrochemical, chemical and refining, and the environmental and infrastructure industries.

         We have taken several important steps to capitalize on the growing demand for new power generation capacity. These steps include:

          o Partnering with Entergy Corporation to create EntergyShaw, a new company that will develop cost-effective, combined-cycle power plants for Entergy Corporation and other customers in the unregulated power market;

          o Acquiring most of the operating assets of Stone & Webster, Incorporated, a leading provider of engineering, procurement and construction services to the power generation industry for over 100 years in July 2000; and

          o Agreeing with General Electric to supply at least 90% of the pipe fabrication requirements related to its gas turbine sales through 2004; we have provided piping systems for over 333 turbines under this agreement to date.

         We were founded in 1987 and have expanded rapidly through internal growth and the completion and integration of a series of strategic acquisitions. Our fiscal 2000 revenues were approximately $763 million and our backlog at February 28, 2001 was approximately $3.1 billion. We currently have offices and operations in North America, South America, Europe, the Middle East and Asia-Pacific and have more than 13,000 employees.

         Our principal executive offices are located at 8545 United Plaza Boulevard, Baton Rouge, Louisiana 70809, and our telephone number there is (225) 932-2500.

         Additional information concerning us and our subsidiaries and affiliates is included in our reports and other documents incorporated by reference in this prospectus. See "Where You Can Find More Information."

                                  RISK FACTORS

         You should carefully consider and evaluate all of the information in this prospectus (including the documents incorporated by reference), particularly the risk factors set forth below before investing in shares of our common stock.

RISKS RELATING TO OUR BUSINESS

         DEMAND FOR OUR PRODUCTS AND SERVICES IS CYCLICAL AND VULNERABLE TO DOWNTURNS IN THE POWER GENERATION AND OTHER INDUSTRIES TO WHICH WE MARKET OUR PRODUCTS AND SERVICES.

         The demand for our products and services depends on the existence of engineering, construction and maintenance projects, particularly in the power generation industry, which accounted for approximately 71% of our backlog as of February 28, 2001. We also depend to a lesser extent on conditions in the petrochemical, chemical, environmental, infrastructure and refining industries. These industries historically have been, and will likely continue to be, cyclical in nature and vulnerable to general downturns in the domestic and international economies. Our results of operations have varied and may continue to vary depending on the demand for future projects from these industries.

         THE ACQUISITION OF STONE & WEBSTER MAY RESULT IN WORKING CAPITAL REQUIREMENTS IN EXCESS OF BORROWING CAPACITY.

         We cannot assure you that our credit facility capacity will be sufficient to meet our needs in the event we encounter significant unforeseen working capital requirements following our acquisition of Stone & Webster. In addition, our ability to meet our current debt service obligations depends on our future performance. This debt level requires us to use a material portion of operating cash flow to pay interest on debt.

         Because the Stone & Webster acquisition has more than doubled the size of our operations and because a number of the contracts assumed in the acquisition will result in negative cash flow in the near term, we cannot assure you that our working capital requirements associated with our ongoing projects at any given point in time will not exceed our available borrowing capacity. To the extent our working capital requirements exceed our borrowing capacity, our operations could be significantly adversely affected.

         Additional borrowings to meet ongoing liquidity needs could significantly increase our debt service obligations. These obligations could have important consequences to you. For example, they could:

          o make it more difficult for us to obtain additional financing in the future for our acquisitions and operations;

          o require us to dedicate a substantial portion of our cash flows from operations to the repayment of our debt and the interest associated with our debt;

          o limit our operating flexibility due to financial and other restrictive covenants, including restrictions on incurring additional debt, creating liens on our properties and paying dividends;

          o subject us to risks that interest rates and our interest expense will increase;

          o place us at a competitive disadvantage compared to our competitors with less debt; and

          o make us more vulnerable in the event of a downturn in our business.

         THE DOLLAR AMOUNT OF OUR BACKLOG, AS STATED AT ANY GIVEN TIME, IS NOT NECESSARILY INDICATIVE OF OUR FUTURE EARNINGS.

         We cannot assure you that the revenues projected in our backlog will be realized, or if realized, will result in profits. To the extent that we experience significant terminations, suspensions or adjustments in the scope of our projects as reflected in our backlog contracts, we could be materially adversely affected.

         We define our backlog as a "working backlog" which includes projects for which we have received a commitment from our customers. This commitment takes the form of a written contract for a specific project, a purchase order or an indication of the amount of time or material we need to make available for a customer's anticipated project. In certain instances, the engagement is for a particular product or project for which we estimate anticipated revenue, often based on engineering and design specifications that have not been finalized and may be revised over time. Our backlog for maintenance work is derived from maintenance contracts and our customers' historic maintenance requirements.

         Approximately $321 million (10%) of our backlog at February 28, 2001 was attributable to a contract with General Electric, which requires us to fabricate at least 90% of the pipe necessary to install the combined-cycle gas turbines to be built by General Electric domestically through 2004. This backlog either (i) relates to power generation projects for which General Electric has been engaged and is in various stages of design, engineering and construction, and for which we have received a work release or have been notified that a work release is pending or (ii) is for work for which General Electric has requested that we reserve capacity. We cannot be assured that all of these projects will be constructed or that they will be completed in our currently anticipated time-frame.

         On occasion, customers will cancel or delay projects for reasons beyond our control. In the event of project cancellation, we may be reimbursed for certain costs but typically have no contractual right to the total revenues reflected in our backlog. In addition, projects may remain in our backlog for extended periods of time. If we were to experience significant cancellations or delays of projects in our backlog, our financial condition would be significantly adversely affected.

         DIFFICULTIES INTEGRATING OUR ACQUISITION OF STONE & WEBSTER AND OTHER ACQUISITIONS COULD ADVERSELY AFFECT US.

         The Stone & Webster acquisition more than doubled the size of our company, and many of the assets acquired represent a significant expansion of what were formerly smaller pieces of our traditional lines of business. In addition, we have acquired some businesses which are new to us. As a result, we may encounter difficulties integrating this acquisition and successfully managing the rapid growth we expect to experience from it. We and Stone & Webster utilize different information technology systems. If we decide to integrate these systems, we may have difficulty in doing so. To the extent we encounter problems in integrating the Stone & Webster acquisition and any other acquisitions, we could be materially adversely affected. In addition, we plan to pursue select acquisitions in the future. Because we may pursue these acquisitions around the world and may actively pursue a number of opportunities simultaneously, we may encounter unforeseen expenses, complications and delays, including difficulties in staffing and providing operational and management oversight.

         WE MAY NOT REALIZE OUR ESTIMATED COST SAVINGS FROM THE STONE & WEBSTER ACQUISITION.

         We believe that annual cost savings in our recently acquired Stone & Webster operations could be as much as $35 million on a pre-tax basis. We intend to achieve such savings through reductions in personnel, office lease and business development expenses. However, we cannot provide assurances that these cost savings will be realized.

         WE MAY NOT RECEIVE THE ECONOMIC BENEFITS EXPECTED FROM ENTERGYSHAW.

         On September 18, 2000, we executed a definitive agreement with Entergy Corporation to create a new equally-owned, jointly-managed company, EntergyShaw, L.L.C. Under the terms of this arrangement, we will present engineering, procurement and construction opportunities that we receive after December 31, 2000, for power generation projects to the new company. Subsequent to the execution of a letter of intent for this venture on June 2, 2000, Entergy and FPL Group, Inc., the parent of Florida Power & Light, announced a merger, but on April 2, 2001, Entergy and FPL Group, Inc. announced that they were abandoning their merger plans. Entergy has on order approximately 28 turbines for its unregulated operations. The management committee of EntergyShaw has the right to determine whether or not a project will be approved for installation by the company. We can provide no assurance that all or any portion of the installation of these turbines will be committed to EntergyShaw. We provide no assurances that EntergyShaw will contract with us for the installation of all of these turbines.

         THE NATURE OF OUR CONTRACTS COULD ADVERSELY AFFECT US.

         We have entered into fixed price, lump-sum or unit price contracts on a significant number of our domestic piping contracts and substantially all of our international piping projects. In addition, a number of the contracts we assumed in the Stone & Webster acquisition are fixed price or lump-sum contracts. Under fixed, maximum or unit price contracts, we agree to perform the contract for a fixed price and as a result, benefit from costs savings, but are unable to recover for any cost overruns. Under fixed price incentive contracts, we share with the customer any savings up to a negotiated ceiling price and carry some or all of the burden of costs exceeding the negotiated ceiling price. Contract prices are established based in part on cost estimates which are subject to a number of assumptions, such as assumptions regarding future economic conditions. If in the future these estimates prove inaccurate, or circumstances change, cost overruns can occur which could have a material adverse effect on our business and results of our operations. Our profit for these projects could decrease, or we could experience losses, if we are unable to secure fixed pricing commitments from our suppliers at the time the contracts are entered into or if we experience cost increases for material or labor during the performance of the contracts.

         We enter into contractual agreements with customers for some of our engineering, procurement and construction services to be performed based on agreed upon reimbursable costs and labor rates. In some instances, the terms of these contracts provide for the customer's review of the accounting and cost control systems to verify the completeness and accuracy of the reimbursable costs invoiced. These reviews could result in proposed reductions in reimbursable costs and labor rates previously billed to the customer.

         In addition, we have several significant projects for agencies of the U.S. Government. Generally, U.S. Government contracts are subject to oversight audits by government representatives, to profit and cost controls and limitations, and to provisions permitting modification or termination, in whole or in part, without prior notice, at the government's convenience and with payment of compensation only for work done and commitments made at the time of termination. In the event of termination, we generally receive some allowance for profit on the work performed. In some cases, government contracts are subject to the uncertainties surrounding congressional appropriations or agency funding. Government business is subject to specific procurement regulations and a variety of socio-economic and other requirements. Failure to comply with such regulations and requirements could lead to suspension or debarment, for cause, from future government contracting or subcontracting for a period of time. Among the causes for debarment are violations of various statutes, including those related to employment practices, the protection of the environment, the accuracy of records and the recording of costs.

         OUR RESULTS OF OPERATIONS DEPEND ON OUR ABILITY TO OBTAIN FUTURE CONTRACTS.

         In the case of large-scale domestic and international projects where timing is often uncertain, it is particularly difficult to predict whether and when we will receive a contract award. In addition, timing of receipt of revenues from our projects can be affected by a number of factors beyond our control, including unavoidable delays from weather conditions, unavailability of material and equipment from vendors, changes in the scope of services requested by clients, or labor disruptions. The uncertainty of our contract award timing can also present difficulties in matching workforce size with contract needs. In some cases, we maintain and bear the cost of a ready workforce that is larger than called for under existing contracts in anticipation of future workforce needs under expected contract awards. If an expected contract award is delayed or not received, we would incur costs that could have a material adverse effect on us.

         Projects in the industries in which we provide products and services frequently involve a lengthy and complex bidding and selection process. Because a significant portion of our sales are generated from large projects, our results of operations can fluctuate from quarter to quarter. Our significant customers vary between years. The loss of any one or more of our key customers could have a material adverse impact on us.

         POLITICAL AND ECONOMIC CONDITIONS IN FOREIGN COUNTRIES IN WHICH WE OPERATE COULD ADVERSELY AFFECT US.

         A significant portion of our sales is attributable to projects in international markets. We expect international sales and operations to continue to contribute materially to our growth and earnings for the foreseeable future. International contracts, operations and expansion expose us to risks inherent in doing business outside the United States, including:

          o uncertain economic conditions in the foreign countries in which we make capital investments, operate and sell products and services;

          o the lack of well-developed legal systems in some countries in which we operate and sell products and services, which could make it difficult for us to enforce our contractual rights;

          o    expropriation of property;

          o    restrictions on the right to convert or repatriate currency; and

          o political risks, including risks of loss due to civil strife, acts of war, guerrilla activities and insurrection.

         For example, in fiscal 1999, our international sales declined due to economic downturn in the Asia-Pacific market, resulting in fewer power generation projects, and general economic conditions and political events in South America, causing a reduction in sales to the petrochemical processing sector.

         FOREIGN EXCHANGE RISKS MAY AFFECT OUR ABILITY TO REALIZE A PROFIT FROM CERTAIN PROJECTS.

         While we attempt to denominate our contracts in United States dollars, from time to time we enter into contracts denominated in a foreign currency without escalation provisions. This practice subjects us to foreign exchange risks. Foreign exchange controls may also adversely affect us. For instance, prior to the lifting of foreign exchange controls in Venezuela in November 1995, foreign exchange controls adversely affected our ability to repatriate profits from our Venezuelan subsidiary or otherwise convert local currency into United States dollars. We generally do not obtain insurance for or hedge against foreign exchange risks. In addition, our ability to obtain international contracts is impacted by the relative strength or weakness of the United States dollar relative to foreign currencies.

         FAILURE TO MEET SCHEDULE OR PERFORMANCE REQUIREMENTS OF OUR CONTRACTS COULD ADVERSELY AFFECT US.

         In certain circumstances, we guarantee facility completion by a scheduled acceptance date or achievement of certain acceptance and performance testing levels. Failure to meet any such schedule or performance requirements could result in additional costs and the amount of such additional costs could exceed project profit margins. Performance problems for existing and future contracts, whether fixed, maximum or unit priced, could cause actual results of operations to differ materially from those anticipated by us.

   A DEPENDENCE ON ONE OR A FEW CLIENTS COULD ADVERSELY AFFECT US.

         Due to the size of many engineering and construction projects, one or a few clients have in the past and may in the future contribute a substantial portion of our consolidated revenues in any one year, or over a period of several consecutive years. Approximately $321 million (10%) of our backlog at February 28, 2001, was attributable to a contract with General Electric that requires us to fabricate at least 90% of the pipe necessary to install the combined-cycle gas turbines to be built by General Electric domestically through 2004. We have had long-standing relationships with many of our significant customers, including customers with which we have entered into alliance agreements, that have preferred pricing arrangements; however, our agreements with them are on a project by project basis and they may unilaterally reduce or discontinue their purchases at any time. In fiscal 1999, approximately 35% of our revenues were generated under our alliance agreements. The loss of business from any one of such customers could have a material adverse effect on our business and/or results of operations.

         OUR DEPENDENCE ON A FEW SUPPLIERS AND SUBCONTRACTORS COULD ADVERSELY AFFECT US.

         The principal raw materials in our piping systems business are carbon steel, stainless steel and other alloy piping, which we obtain from a number of domestic and foreign primary steel producers. In our engineering, procurement and construction services we rely on third-party equipment manufacturers as well as third-party sub-contractors to complete our projects. To the extent that we cannot engage sub-contractors or acquire equipment or raw materials, our ability to complete a project in a timely fashion or at a profit may be impaired. To the extent the amount we are required to pay for these goods and services exceeds the amount we have estimated in bidding for lump-sum work, we could experience losses in the performance of these projects. In addition, if a manufacturer is unable to deliver the materials according to the negotiated terms, we may be required to purchase the materials from another source at a higher price. This may reduce the profit to be realized or result in a loss on a project for which the materials were needed.

         OUR PROJECTS EXPOSE US TO POTENTIAL PROFESSIONAL LIABILITY, PRODUCT LIABILITY, OR WARRANTY AND OTHER CLAIMS.

         We engineer and construct (and our products typically are installed in) large industrial facilities in which system failures can be disastrous. Any catastrophic occurrence in excess of insurance limits at locations engineered or constructed by us or where our products are installed could result in significant professional liability, product liability and/or warranty and other claims against us. In addition, under some of our contracts, we must use new metals or processes for producing or fabricating pipe for our customers. The failure of any of these metals or processes could result in warranty claims against us for significant replacement or reworking costs.

         Further, the engineering and construction projects we are performing expose us to additional risks including cost overruns, equipment failures, personal injuries, property damage, shortages of materials and labor, work stoppages, labor disputes, weather problems and unforeseen engineering, architectural, environmental and geological problems. In addition, once our construction is complete, we may face claims with respect to the performances of these facilities.

         THE INDEMNIFICATION PROVISIONS OF OUR ACQUISITION AGREEMENTS MAY NOT FULLY PROTECT US AND MAY RESULT IN UNEXPECTED LIABILITIES.

         Some of the former owners of companies we have acquired are contractually required to indemnify us against liabilities related to the operation of their companies before we acquired them and for misrepresentations made by them in connection with the acquisition. In some cases, these former owners may not have the financial ability to meet their indemnification responsibilities. If this occurs, we may incur unexpected liabilities.

         OUR COMPETITORS MAY HAVE GREATER RESOURCES AND EXPERIENCE THAN WE DO.

         In our engineering, procurement and construction business, we have numerous regional, national, and international competitors, many of which have greater financial and other resources than we do. Our competitors include well-established, well-financed concerns, both privately and publicly held, including many major power equipment manufacturers and engineering and construction companies, some engineering companies, internal engineering departments at utilities and certain of our customers. Because we are primarily a service organization, we compete by providing services of the highest quality. The markets we serve require substantial resources and particularly highly skilled and experienced technical personnel.

         In pipe engineering and fabrication, competition on both domestic and international levels is substantial. In the United States, there are a number of smaller pipe fabricators. Internationally, our principal competitors are divisions of large industrial firms. Some of our competitors, primarily in the international sector, have greater financial and other resources than we do.

         A FAILURE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL COULD HAVE AN ADVERSE EFFECT ON US.

         Our ability to attract and retain qualified engineers, scientists and other professional personnel, either through direct hiring or acquisition of other firms employing such professionals, will be an important factor in determining our future success. The market for these professionals is competitive, and there can be no assurance that we will be successful in our efforts to attract and retain such professionals. In addition, our ability to be successful depends in part on our ability to attract and retain skilled laborers in our pipe fabrication business. Demand for these workers is currently high and the supply is extremely limited.

         ENVIRONMENTAL FACTORS AND CHANGES IN LAWS AND REGULATIONS COULD INCREASE OUR COSTS AND LIABILITIES.

         We are subject to environmental laws and regulations, including those concerning:

          o    emissions into the air;

          o    discharges into waterways;

          o generation, storage, handling, treatment and disposal of waste materials; and

          o    health and safety.

         Our projects often involve nuclear, hazardous and other highly regulated materials, the improper characterization, handling or disposal of which could constitute violations of federal, state or local statutes, and result in criminal and civil liabilities. Environmental laws and regulations generally impose limitations and standards for certain pollutants or waste materials and require us to obtain a permit and comply with various other requirements. Governmental authorities may seek to impose fines and penalties on us, or revoke or deny the issuance or renewal of operating permits, for failure to comply with applicable laws and regulations.

         In addition, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended and comparable state laws, we may be required to investigate and remediate hazardous substances. CERCLA and these comparable state laws typically impose liability without regard to whether a company knew of or caused the release, and liability has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis of allocation. The principal federal environmental legislation affecting our environmental/infrastructure division of our principal engineering subsidiary and its clients include: the National Environmental Policy Act of 1969 ("NEPA"), the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Clean Air Act, the Federal Water Pollution Control Act and the Superfund Amendments and Reauthorization Act of 1986 ("SARA"). Our foreign operations are also subject to various requirements governing environmental protection.

         The environmental health and safety laws and regulations to which we are subject are constantly changing, and it is impossible to predict the effect of such laws and regulations on us in the future. We have not conducted environmental audits of many of our properties, including the assets we acquired from Stone & Webster. We cannot give any assurance that our operations will continue to comply with future laws and regulations or that these laws and regulations will not significantly adversely affect us.

         IF WE HAVE TO WRITE-OFF A SIGNIFICANT AMOUNT OF INTANGIBLE ASSETS, OUR EARNINGS WILL BE NEGATIVELY IMPACTED.

         Because we have grown in part through acquisitions, goodwill and other acquired intangible assets represent a substantial portion of our assets. Our intangible assets were valued at approximately $330 million as of February 28, 2001. If we make additional acquisitions, it is likely that additional intangible assets will be recorded on our books. A determination that a significant impairment in value of our unamortized intangible assets has occurred would require us to write-off a substantial portion of our assets. This write-off would negatively affect our earnings.

         WE ARE AND WILL CONTINUE TO BE INVOLVED IN LITIGATION.

         We have been and may from time to time be named as defendants in legal actions claiming damages in connection with engineering and construction projects and other matters. These are typically claims for personal injury or property damage which occur in connection with services performed relating to project or construction sites and other actions that arise in the normal course of business, including employment-related claims and contractual disputes. Such contractual disputes normally involve claims relating to the performance of equipment design or other engineering services or project construction services provided by our subsidiaries or affiliates.

         Certain of our Stone & Webster subsidiaries have possible liabilities relating to environmental pollution. While we did not assume these liabilities in connection with our acquisition, a federal, state or local governmental authority may seek redress from us or our subsidiaries and we may be named as a

Potentially Responsible Party in an action by such governmental authority. While we would vigorously contest any attempt to make us responsible for unassumed environmental liabilities, there can be no assurance that we will not be held liable in connection with such matters in amounts that would have a material adverse effect on our business and results of operations.

         WORK STOPPAGES AND OTHER LABOR PROBLEMS COULD ADVERSELY AFFECT US.

         Some of our employees in the United States and abroad may be represented by labor unions. We experienced a strike, without material impact on pipe production, by union members in February 1997 relating to the termination of collective bargaining agreements covering our pipe facilities in Walker and Prairieville, Louisiana. A lengthy strike or other work stoppage at any of our facilities could have a material adverse effect on us. From time to time we have also experienced attempts to unionize our non-union shops. While these efforts have achieved limited success to date, we cannot give any assurance that we will not experience additional union actively in the future.

         CHANGES IN TECHNOLOGY COULD ADVERSELY AFFECT US AND OUR COMPETITORS MAY DEVELOP OR OTHERWISE ACQUIRE EQUIVALENT OR SUPERIOR TECHNOLOGY.

         We believe that we have a leading position in technology associated with the design and construction of plants which produce ethylene, which we protect and develop with patent registrations, license restrictions, and a research and development program. This technology position is subject to the risk that others may develop competing processes, which could affect our market position. In addition, our strengths in design and construction software as well as power generation software may be at risk from competitive technologies.

         Our induction pipe bending technology and capabilities influence our ability to compete successfully. However, this technology and our proprietary software are not currently patented. While we may have some legal protections, litigation brought by us in this regard could be time-consuming and expensive and could prove unsuccessful. Likewise, although we protect some proprietary materials and processes through non-disclosure and confidentiality agreements, we cannot give any assurance that these agreements will not be breached. Finally, there is nothing to prevent our competitors from independently attempting to develop or obtain access to technologies that are similar or superior to our technology.

         OUR SUCCESS DEPENDS ON KEY MEMBERS OF OUR MANAGEMENT, INCLUDING J.M. BERNHARD, JR.

         Our success is dependent upon the continued services of J. M. Bernhard, Jr., our founder, Chairman, President and Chief Executive Officer, and other key officers. The loss of Mr. Bernhard or other key officers could adversely affect us. We do not maintain key employee insurance on any of our executive officers.

         RISKS RELATING TO OUR EQUITY SECURITIES

         THE MARKET PRICE OF OUR COMMON STOCK COULD CHANGE SIGNIFICANTLY.

         The market price of our common stock may change significantly in response to various factors or events, including the following:

         o the other risks described in this prospectus, including changing demand for our products and services;

         o a shortfall in operating revenue or net income from that expected by securities analysts and investors;

         o changes in securities analysts' estimates of the financial performance of ourself or our competitors or the financial performance of companies in our industry generally;

         o     general conditions in our industry; and

         o     general conditions in the securities markets.

Many of these factors are beyond our control.

         OUR ARTICLES OF INCORPORATION AND BY-LAWS AND LOUISIANA LAW CONTAIN PROVISIONS THAT CONCENTRATE VOTING POWER IN MANAGEMENT AND COULD DISCOURAGE A TAKEOVER.

         Because of special voting power carried by common stock owned by our officers and directors, as of October 31, 2000, our officers and directors control approximately 28% of the voting power of all of our outstanding stock. Consequently, these persons, in particular Mr. Bernhard, will be able to exercise significant influence over corporate actions and the outcome of matters requiring a shareholder vote, including the election of directors.

         Our articles of incorporation provide that each share of common stock that has been held by the same person for at least four consecutive years is entitled to five votes on each matter to be voted upon at shareholders' meetings, and all shares held for less than four years are entitled to one vote per share for each matter. This charter provision concentrates control in current management and could:

         o increase the difficulty of removing the incumbent board of directors and management;

         o diminish the likelihood that a potential buyer would make an offer for the common stock; and

         o     impede a transaction favorable to the interests of shareholders.

         In addition, certain provisions of our articles of incorporation, by-laws and Louisiana law may tend to deter potential unsolicited offers or other efforts to obtain control of us that are not approved by our board of directors. The provisions may deprive our shareholders of opportunities to sell shares of common stock at prices higher than prevailing market prices.

         OUR ISSUANCE OF PREFERRED STOCK COULD ADVERSELY AFFECT SHAREHOLDER RIGHTS OF A HOLDER OF COMMON STOCK AND COULD DISCOURAGE A TAKEOVER.

         Our board of directors is authorized to issue up to 20,000,000 shares of preferred stock without any further action on the part of our shareholders. In the event that we issue preferred stock in the future that has preference over the common stock with respect to payment of dividends or upon our liquidation, dissolution or winding up, rights as holders of common stock could be adversely affected. In addition, the ability of our board of directors to issue shares of preferred stock without any further action on the part of our shareholders may impede a takeover of us and prevent a transaction favorable to our shareholders.

         WE HAVE A SUBSTANTIAL NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THE FUTURE SALE OF WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR STOCK.

         As of February 28, 2001, 5,378,623 shares of our common stock were reserved for issuance pursuant to our stock option plans of which options to purchase 3,380,623 shares at a weighted average exercise price of $15.43 per share have been issued as of February 28, 2001. Also, 6,556,052 shares of our common stock have been reserved for issuance in the event holders of our Liquid Yield Option(TM) Notes due 2021 (the "Notes") convert their Notes into shares of common stock. Future sales of shares of our common stock upon conversion of the Notes or exercise of such options may adversely affect the price of our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, and the documents incorporated herein by reference contain statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts contained in this prospectus, as well as the documents incorporated in this prospectus by reference, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, we cannot assure you that these expectations will prove to have been correct. Risks, uncertainties and assumptions that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things:

         o The demand for additional power generation capacity and services is vulnerable to changes in the economy;

         o The acquisition of most of the operating assets of Stone & Webster may result in working capital requirements in excess of borrowing capacity;

         o The dollar amount of our backlog, as stated at any given time, is not necessarily indicative of our future revenues or earnings;

         o The amount of business which will be awarded to us as a result of our relationships with General Electric and EntergyShaw;

         o Our estimated cost savings associated with the Stone & Webster acquisition may not be achieved;

         o Political and economic conditions in countries in which we operate could adversely affect us; and

         o Our projects expose us to potential product liability and warranty claims, including liability for design failures and related environmental damages.

         We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. See "Risk Factors."

                                 USE OF PROCEEDS

         The shares of common stock are being offered by the selling shareholders. See "Selling Shareholders" and "Plan of Distribution." We will not receive any proceeds from the sale of our common stock by the selling shareholders.

                          DESCRIPTION OF CAPITAL STOCK

         As of February 28, 2001, our authorized capital stock was 220,000,000 shares. Those shares consisted of (a) 20,000,000 shares of preferred stock, no par value, none of which were outstanding; and (b) 200,000,000 shares of common stock, no par value, of which 40,787,859 shares were outstanding. In addition, at February 28, 2001, 5,378,623 shares of common stock were reserved for issuance pursuant to our stock option plans of which options to purchase 3,380,623 shares at a weighted average exercise price of $15.43 per share has been issued as of February 28, 2001. In addition, 6,556,052 shares of our common stock have been reserved for issuance in the event holders of our Liquid Yield Option(TM) Notes due 2021 (the "Notes") convert their Notes into shares of common stock. The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our articles of incorporation and by-laws, which are incorporated in this prospectus by reference as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable law.

Common Stock

         Cumulative voting is prohibited in the election of directors. Our common stock is not redeemable, does not have any conversion rights and is not subject to call by us. Holders of our common stock have no preemptive rights to maintain their respective percentage of ownership in future offerings or sales of stock by us. In addition to the voting rights described below, ownership of our common stock entitles holders to the right:

         o to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividends; and

         o in the event of our liquidation, dissolution or winding up, to share equally and ratably in the assets available for distribution after payment of all liabilities and subject to any prior rights of any holders of preferred stock then outstanding.

         The shares of our common stock presently outstanding are fully paid and non-assessable. Our common stock trades on the New York Stock Exchange under the symbol "SGR."

         Each outstanding share of common stock for which there has been no change in beneficial ownership during the four years preceding the record date will entitle its holder to five votes on each matter properly submitted to our shareholders for their vote, waiver, release or other action. Holders of shares that have changed beneficial ownership within the four-year period will be entitled to only one vote per share. A change in beneficial ownership of an outstanding share of common stock is deemed to have occurred whenever a change occurs in any person or persons who, directly or indirectly, through any contract, agreement, arrangement, understanding, relationship or otherwise, has or shares any of the following:

         o voting power, which includes, without limitation, the right to vote or the power to direct the voting power of the share of common stock;

         o investment power, which includes, without limitation, the power to direct the sale or other disposition of the share of common stock;

         o the right to receive or to retain the proceeds of any sale or other disposition of the share of common stock; or

         o the right to receive or to retain any distributions, including, without limitation, cash dividends, in respect of the share of common stock.

         Applying the general rules set forth above, the following events or conditions are specifically deemed to involve a change in beneficial ownership of a share of common stock:

         o in the absence of proof to the contrary provided in accordance with procedures set forth below, an outstanding share of common stock is transferred of record into the name of any other person, or upon the issuance of shares in a public offering;

         o in the case of an outstanding share of common stock held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, if it has not been established according to the procedures set forth below that there has been no change in the person or persons who direct the exercise of the rights referred to in the preceding set of bullet points with respect to the outstanding share of common stock during the four years immediately preceding the record date;

         o in the case of an outstanding share of common stock held of record in the name of any person as a trustee, agent, guardian or custodian under the Uniform Gifts to Minors Act as in effect in any jurisdiction, there is a change in the beneficiary of the trust, the principal of the agent, the ward of the guardian, the minor for whom the custodian is acting or a change in the trustee, agent, guardian or custodian; or

         o in the case of outstanding shares of common stock beneficially owned by a person or group of persons, who, after acquiring, directly or indirectly, the beneficial ownership of five percent of the outstanding shares of common stock, fails to notify us of the person's or group's ownership within ten days after the acquisition.

         Contrary provisions in our articles of incorporation aside, no change in beneficial ownership of an outstanding share of common stock will be deemed to have occurred solely as a result of:

         o any transfer without valuable consideration, including, without limitation, transfers effected by:

               o     bequest or inheritance;

               o    operation of law upon the death of an individual; or

               o other transfers without valuable consideration, such as gifts made in good faith and not for the purpose of circumventing provisions of our articles of incorporation;

         o any changes in the beneficiary of a trust, or any distribution of an outstanding share of common stock from the trust, by reason of the birth, death, marriage or divorce of any natural person;

         o     the adoption of any natural person prior to the age of 18;

         o     the passage of a given period of time;

         o     the attainment by any natural person of a specific age;

         o the creation or termination of any guardianship or custodial arrangement;

         o any appointment of a successor trustee, agent, guardian or custodian with respect to an outstanding share of common stock if neither the successor has nor its predecessor had the power to vote or to dispose of the share of common stock without further instructions from others;

         o any change in the person to whom dividends or other distributions in respect of an outstanding share of common stock are to be paid pursuant to the issuance or modification of a revocable dividend payment order;

         o any issuance of a share of common stock by us or any transfer by us of a share of common stock held in treasury other than in a public offering of the share, unless otherwise determined by the board of directors at the time of authorizing the issuance or transfer;

         o any giving of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder;

         o any transfer, whether or not with consideration, among individuals related or formerly related by blood, marriage or adoption, defined as relatives, or between a relative and any person controlled by one or more relatives where the principal purpose for the transfer is to further the estate tax planning objectives of the transferor or of relatives of the transferor;

         o any appointment of a successor trustee as a result of the death of the predecessor trustee who was a natural person;

         o any appointment of a successor trustee who was specifically named in a trust instrument prior to the effective date of this offering; or

         o any appointment of a successor trustee as a result of the resignation, removal or failure to qualify of a predecessor trustee or as a result of mandatory retirement pursuant to the express terms of a trust instrument; provided, that less than 50% of the trustees administering any single trust will have changed, including in the percentage the appointment of the successor trustee, during the four-year period preceding the appointment of the successor trustee.

         All determinations concerning changes in beneficial ownership, or the absence of any change, are made by our board of directors or by a transfer agent for our common stock at our request. Written procedures designated to facilitate the determinations have been established and may be amended by our board of directors. These procedures should provide the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. We and any transfer agent will be entitled to rely on any information concerning beneficial ownership of the outstanding shares of our common stock coming to our attention from any source and in any manner reasonably deemed by us to be reliable. However, neither we nor any transfer agent will be charged with any other knowledge concerning the beneficial ownership of outstanding shares of our common stock.

         In the event of any stock split or stock dividend of our common stock, each share acquired by reason of the split or dividend will be deemed to have been beneficially owned by the same person from the acquisition date of the share from which it originated.

         Each outstanding share of our common stock, whether at any particular time the holder thereof is entitled to exercise five votes or one vote, shall be identical to all other shares of our common stock in all respects, and together the outstanding shares of common stock will constitute a single class of our shares.

Preferred Stock

         Our board of directors is authorized to provide for the issuance of 20,000,000 shares of preferred stock in one or more series. Our board may, without any further vote or action by our shareholders, fix for any series the:

         o     number of shares;

         o     voting powers;

         o     designations;

         o     preferences; and

         o relative, participating, optional or other special rights and qualifications including:

               o     dividend rights;

               o     the dividend rate;

               o     terms of redemption;

               o     the redemption price or prices;

               o     conversion rights; and

               o    liquidation preferences.

         Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of a new series of preferred stock may adversely affect the rights of the holders of our common stock. For example, any new series of preferred stock issued will rank prior to our common stock as to dividend rights, liquidation preference or both and may be convertible into shares of common stock. As a result, the issuance of shares of a new series of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock. Our board may issue preferred stock without shareholder approval and with voting or conversion rights that could adversely affect the voting power of holders of our common stock.

Louisiana Fair Price and Control Acquisition Statutes

         Under Louisiana law, the acquisition of voting power, which is called a "control share acquisition," of an "issuing public corporation" that results in the purchaser acquiring voting power in excess of 20%, 33% or 51% of the total voting power of the issuing public corporation requires approval of a majority of the voting power of the issuing public corporation and each class entitled to vote separately on the proposal, excluding the shares of the acquiring person, any officer of the issuing public corporation and any employee of the issuing public corporation who is also a director of the corporation. Shares acquired in a control share acquisition without such approval will have no voting rights and under certain circumstances may be subject to redemption by the corporation. The restrictions imposed under the law are applicable to all Louisiana corporations that fall within the definition of an "issuing public corporation," as we do, unless the issuing public corporation's articles of incorporation or by-laws contain a provision expressly disclaiming them, which ours do not. Therefore, these restrictions contained in Louisiana law apply to us.

         In addition, if particular elections were to be made by our board of directors under the Louisiana Business Corporation Law, unless specified price and procedural requirements were met, business combinations involving us and any holder of 10% or more of our outstanding voting stock could be required to be approved by at least:

         o 80% of the votes entitled to be cast by holders of the outstanding voting stock; and

         o two-thirds of the votes entitled to be cast by holders of our voting stock other than the voting stock of the 10% holder.

         This provision could be regarded as a deterrent to a takeover of us and could be applied selectively by our board of directors.

Indemnification of Directors and Officers

         Our articles of incorporation contain provisions requiring the indemnification of our directors and officers to the fullest extent permitted by
Section 83 of the Louisiana Business Corporation Law, including circumstances in which indemnification is otherwise discretionary. In addition, we have entered into indemnification agreements with our directors and certain of our officers providing for indemnification of such officers and directors. We believe that these provisions and the indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Classified Board of Directors

         Our articles of incorporation provide that if the number of directors constituting our entire board of directors is increased to twelve or more members, then at the next meeting of our shareholders at which directors are to be elected, the board of directors will be divided into three classes, the members of which will serve staggered three-year terms. We believe that a classified board of directors could help to ensure the continuity and stability of our board and the business strategies and policies determined by them. The classified board provision, if implemented, could have the effect of making the removal of incumbent directors more time-consuming and could discourage a third party from making a tender offer or otherwise attempting to obtain control of us, even though an attempt might be beneficial to us and our shareholders.

Advance Notice Provisions for Particular Shareholder Actions

         Our by-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of our board or a committee thereof, of candidates for election as directors. This is called the "nomination procedure" with respect to the election of directors, or with respect to other matters to be brought before an annual meeting of our shareholders, the "business procedure."

         The nomination procedure requires that a shareholder give prior written notice, in proper form, of a planned nomination for our board of directors to our secretary. The requirements as to the form and timing of that notice are specified in our by-laws. If the election inspectors determine that a person was not nominated in accordance with the nomination procedure, the person will not be eligible for election as a director.

         Although our by-laws do not give our board any power to approve or disapprove shareholder nominations for the election of directors or of any other business desired by shareholders to be conducted at an annual or any other meeting, our by-laws may:

         o have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed; and

         o may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us, even if the conduct of the solicitation or the attempt might be beneficial to us and our shareholders.

         Under the business procedure, a shareholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to our secretary. The requirements as to the form and timing of that notice are specified in our by-laws. If the chairman or other officer presiding at a meeting determines that an item of business was not properly brought before the meeting in accordance with the business procedure, then that item of business will not be conducted at the meeting.

Super Majority Provisions

         Our articles of incorporation contain provisions requiring the affirmative vote of the holders of at least 75% of the voting power of our capital stock to amend specific provisions of the articles, including provisions relating to the removal of directors.

         Our articles of incorporation require the approval of the holders of at least 75% of our outstanding shares of our common stock, not including shares held by a related person, to approve some business combinations and related transactions. The term "related person" includes any individual, corporation, partnership or other entity which owns beneficially, directly or indirectly, more than five percent of the outstanding shares of our common stock. The term "business combination" includes, among other things:

         o any merger or consolidation of us or a subsidiary of ours which constitutes more than 50% of our assets, other than a merger or consolidation which results in our voting securities outstanding immediately prior to the merger or consolidation continuing to represent more than 50% of the combined voting power of the voting securities of the surviving entity;

         o any sale, lease, exchange, transfer of other disposition of more than 50% of our assets;

         o     any reclassification of our common stock; and

         o     our liquidation or dissolution.

Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is First Union National Bank of North Carolina, Charlotte, North Carolina.

                              SELLING SHAREHOLDERS

         Effective March 23, 2001, we completed the acquisition of the assets of Scott, Sevin & Schaffer, Inc. and Technicomp, Inc. (the "Sellers") for a total purchase price of $6,996,537, paid by us in 138,710 shares of our common stock. The shares being offered by the selling shareholders were acquired indirectly by the selling shareholders as shareholders of one or more of the Sellers in connection with such acquisition. We may be required to deliver up to an additional 19,000 shares of common stock in the event the selling shareholders
(i) sell their shares in the public market within five (5) days after the effectiveness of the registration statement of which this prospectus forms a part, and (ii) the price received by the selling shareholders in connection with such sales is less than $46.38. In order to induce the Sellers to enter into a purchase agreement with us for such assets, we agreed to provide the selling shareholders certain registration rights.

         The following table sets forth information relating to the selling shareholders' beneficial ownership of shares of our common stock.

                                                                  Number of Shares owned as of
             Name of Selling                                    April 30, 2001, all of which may
               Shareholder                                            be offered hereby(1)
             ---------------                                    ---------------------------------

         L. J. Sevin..............................................           54,682
         Estate of Wallace P. Sevin, Sr...........................           37,925
         Francis C. Schaffer......................................           32,297
         Marla Schaffer Cobb, Marion Schaffer Whittaker,
         Francis Schaffer, Jr. and George M. Schaffer.............           13,993
         Verien Schaffer Whitesides, Marla Schaffer Cobb,
         Marion Schaffer Whittaker, Francis Schaffer, Jr. and
         George M. Schaffer.......................................            7,453
         Wallace P. Sevin, Jr.....................................            1,700
         Henry Sento..............................................            1,521
         Lynn C. Roberts..........................................              949
         Joseph E. Druilhet.......................................              913
         Estate of Paul C. Raymond................................              913

         Estate of William J. Donahue, Jr.........................              761
         Emery J. Fontenot........................................              761
         George K. McGee..........................................              761
         Estate of Paul L. Sevin..................................              761
         Theodore R. Ray..........................................              761
         Barbara Adams Kern.......................................              457
         Margaret Farrelly........................................              305
         Tillmon Huckeba..........................................              305
         Steve Soniat.............................................              188
         Judy Brown...............................................              152
         Thelma B. Jones..........................................              152

---------------

(1) Assumes that all 19,000 additional shares referenced above will be delivered by us to the selling shareholders.

         A portion of the shares of the selling shareholders are being held in an escrow for our benefit in accordance with the purchase agreement with the Sellers.

         In connection with the acquisition, we agreed to employ Wallace Sevin, Jr., a former officer, member of the Board of Directors and a shareholder of Scott, Sevin & Schaffer, Inc. Within the past three years, none of the Selling Shareholders has held any position, office or other material relationship with us or any of our predecessors of affiliates, except as noted above.

                              PLAN OF DISTRIBUTION

         The selling shareholders may offer the shares of common stock received in connection with the acquisition described above at various times in transactions in the over-the-counter market, on any exchange where the common stock is then listed, with broker-dealers or third-parties other than in the over-the-counter market or on an exchange (including in block sales), in connection with short sales, in connection with the writing call options or in other hedging arrangements, or in transactions involving a combination of such methods.

         The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         The selling shareholders may use dealers, agents or underwriters to sell their shares. Underwriters may use dealers to sell such shares. If this happens, the dealers, agents or underwriters may receive compensation in the form of discounts or commissions from the selling shareholders, purchasers of shares or both (which compensation to a particular broker might be in excess of customary compensation).

         The selling shareholders and any dealers, agents or underwriters that participate with the selling shareholders in the distribution of the shares may be deemed to be "underwriters" as such term is defined in the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of such shares of common stock offered by this prospectus, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         To the extent required, we will amend or supplement this prospectus to disclose any material arrangement regarding the plan of distribution.

         To comply with the securities laws of certain jurisdictions, the shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares of common stock covered by this prospectus may be limited in his or her ability to engage in market activities with respect to such shares. The selling shareholders, for example, will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any shares of common stock by the selling shareholders. The foregoing may affect the marketability of the shares offered by this prospectus.

         We have agreed to pay certain expenses of the offering and issuance of the shares covered by this prospectus, including the printing, legal and accounting expenses we incur and the registration and filing fees imposed by the SEC or the NYSE. We will not pay brokerage commissions or taxes associated with sales by the selling shareholders or any legal, accounting and other expenses of the selling shareholders.

                                  LEGAL MATERS

         The validity of issuance of the shares of common stock and other matters arising under Louisiana law are being passed upon by Adams & Reese, LLP, Baton Rouge, Louisiana.

                                     EXPERTS

         The financial statements of The Shaw Group Inc. as of and for the years ended August 31, 2000, and 1999 incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The financial statements included in and incorporated by reference in this registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP and Hannis T. Bourgeois, LLP, independent public accountants, and are incorporated herein in reliance upon the authority of said firms as experts in accounting and auditing in giving said reports. The single jointly signed auditors' report is considered to be the equivalent of two separately signed auditors' reports. Thus, each firm represents that it has complied with generally accepted auditing standards and is in a position that would justify it being the only signatory of the report.

         The financial statements of Stone & Webster, Incorporated, incorporated in this prospectus by reference to the Form 8-K/A of The Shaw Group Inc. filed on September 13, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth table sets forth all expenses payable by The Shaw Group Inc. (sometimes referred to as the "Company" in this Part II of the Registration Statement) in connection with the issuance and distribution of the shares of common stock. All the amounts shown are estimates, except the registration fee.

Registration fee....................................................   $ 1,952
Fees and expenses of accountants....................................   $10,000
Fees and expenses of legal counsel..................................   $15,000
Printing and engraving expenses.....................................   $ 1,000
Miscellaneous.......................................................   $ 5,000

         Total......................................................   $32,952

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 83 of the Louisiana Business Corporation Law or the LBCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another business, foreign or nonprofit corporation, partnership, joint venture or other enterprise. The indemnity may include expenses, including attorney fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 83 further provides that a Louisiana corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions except that no indemnification is permitted without judicial approval if the director or officer shall have been adjudged to be liable for willful or intentional misconduct in the performance of his duty to the corporation. Where an officer or director is successful on the merits or otherwise in any defense of any action referred to above or any claim therein, the corporation must indemnify him against such expenses that such officer or directly actually incurred. Section 83 permits a corporation to pay expenses incurred by the officer or director in defending an action, suit or proceeding in advance of the final disposition thereof if approved by the board of directors.

         Pursuant to Section 83 of the LBCL, the Company has adopted provisions in its articles of incorporation which require the Company to indemnify its directors and officers to the fullest extent permitted by the LBCL.

         The Company has entered into indemnification agreements with its directors and certain of its officers which provide that the Company will, if certain conditions are met and the director or officer acted in accordance with the applicable and standards and subject to certain procedures and exceptions, indemnify the persons for claims, judgments and related expenses resulting from their services on behalf of the Company and its affiliated entities in any pending, threatened or completed action, suit or proceeding, whether civil, administrative or criminal, except where (1) the Company is prohibited by law from providing such indemnification; (2) payment of the indemnification amounts has been made under an insurance policy; or (3) the director or officer gained a personal profit to which he or she was not legally entitled including profits arising from the violation of certain securities laws.

ITEM 16.  EXHIBITS.

         The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing of the Company under the Securities Act or the Exchange Act as indicated in parentheses:

EXHIBIT NO.   EXHIBITS
-----------   --------
  4.1 --      Restated Articles of Incorporation of the Company, dated December
              10, 1993 (incorporated by reference to Exhibit 3.1 to the
              Company's Annual Report on Form 10-K for the fiscal year ended
              August 31, 2000).

  4.2 -- Articles of Amendment to the Restated Articles of Incorporation of the Company dated January 22, 2001 (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 2001).

  4.3 --      Amended and Restated By-Laws of the Company dated December 9, 1993
              (incorporated by reference to Exhibit 3.2 to the Company's Annual
              Report on Form 10-K for the fiscal year ended August 31, 2000).

 *4.4 -- Registration Rights Agreement by and among The Shaw Group Inc. and the selling shareholders dated March, 2001.

 *5.1  --     Opinion of Adams & Reese, LLP.

*23.1 --      Consent of Arthur Andersen LLP.

*23.2 --      Consent of Hannis T. Bourgeois LLP.

*23.3 --      Consent of PricewaterhouseCoopers LLP.

 23.4 --      Consent of Adams & Reese, LLP (included in Exhibit 5.1).

*24.1 -- Powers of Attorney (included on the signature page of this Registration Statement)

---------------

*Filed herewith

ITEM 17.  UNDERTAKINGS.

(a)      The registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a) (1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 13(d) of the Exchange
         Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by-law, contract, arrangement, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on the 12th day of June, 2001.


                                        THE SHAW GROUP INC.

                                        By: /s/ GARY P. GRAPHIA
                                           ------------------------------------
                                                Gary P. Graphia, Secretary and
                                                General Counsel


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert L. Belk and Gary P. Graphia, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 12, 2001.

                  SIGNATURE                                   TITLE
                  ---------                                   -----

/s/ J. M. BERNHARD, JR.                                       President, Chief Executive Officer and
---------------------------------------                       Director (Principal Executive Officer)
J. M. Bernhard, Jr.

/s/ ROBERT L. BELK                                            Executive Vice President, Chief Financial
---------------------------------------                       Officer and Treasurer (Principal Financial
Robert L. Belk                                                Officer and Principal Accounting Officer)

/s/ ALBERT MCALISTER
---------------------------------------                       Director
Albert McAlister

/s/ L. LANE GRIGSBY
---------------------------------------                       Director
L. Lane Grigsby

/s/ DAVID W. HOYLE
---------------------------------------                       Director
David W. Hoyle


/s/ JOHN W. SINDERS, JR.                                      Director
---------------------------------------
John W. Sinders, Jr.

/s/ WILLIAM H. GRIGG
---------------------------------------                       Director
William H. Grigg

                                 EXHIBIT INDEX

EXHIBIT NO.   EXHIBITS
-----------   --------
  4.1 --      Restated Articles of Incorporation of the Company, dated December
              10, 1993 (incorporated by reference to Exhibit 3.1 to the
              Company's Annual Report on Form 10-K for the fiscal year ended
              August 31, 2000).

  4.2 -- Articles of Amendment to the Restated Articles of Incorporation of the Company dated January 22, 2001 (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 2001).

  4.3 --      Amended and Restated By-Laws of the Company dated December 9, 1993
              (incorporated by reference to Exhibit 3.2 to the Company's Annual
              Report on Form 10-K for the fiscal year ended August 31, 2000).

 *4.4 -- Registration Rights Agreement by and among The Shaw Group Inc. and the selling shareholders dated March, 2001.

 *5.1 --      Opinion of Adams & Reese, LLP.

*23.1 --      Consent of Arthur Andersen LLP.

*23.2 --      Consent of Hannis T. Bourgeois LLP.

*23.3 --      Consent of PricewaterhouseCoopers LLP.

 23.4 --      Consent of Adams & Reese, LLP (included in Exhibit 5.1).

*24.1 -- Powers of Attorney (included on the signature page of this Registration Statement)

---------------

*Filed herewith